FOR IMMEDIATE RELEASE

CONTACT:
Jon W. Clark
Chief Financial Officer
(212) 297-1000
-Or-
Julia M. Rivera
Investor Relations
(212) 297-1000

Gramercy Capital Corp. Announces Maturity
of Gramercy Realty’s $790 Million Mortgage and Mezzanine Loans

New York, NY – May 9, 2011 – Gramercy Capital Corp. (NYSE: GKK) today announced that the scheduled maturity of its (i) $240.5 million mortgage loan (the "Goldman Mortgage Loan"), with Goldman Sachs Mortgage Company ("GSMC"), Citicorp North America, Inc. ("Citicorp") and SL Green Realty Corp. ("SL Green," and, collectively with GSMC and Citicorp, the "Mortgage Lenders"), and (ii) $549.7 million senior and junior mezzanine loans (the "Gramercy Realty Mezzanine Loans"), with KBS Debt Holdings, LLC ("KBS"), GSMC, Citicorp and SL Green (collectively, the "Mezzanine Lenders") has occurred without repayment by the borrowers thereunder and without an extension or restructuring of the loans by the lenders.  As a result of such non-repayment, the Mortgage Lenders and the Mezzanine Lenders (collectively, the “Gramercy Realty Lenders”) may immediately seek to exercise available remedies, which will likely include attempting to foreclose on all or substantially all the collateral securing the Gramercy Realty Loans.  The Goldman Mortgage Loan and the Gramercy Realty Mezzanine Loans (collectively, the “Gramercy Realty Loans”) are secured by mortgages on certain properties owned by the Company’s Gramercy Realty division and by pledges of equity interests in substantially all of the entities constituting the Company’s Gramercy Realty division.

Notwithstanding the maturity and non-repayment of the Gramercy Realty Loans, the Company maintains active communications with the Gramercy Realty Lenders and is endeavoring to negotiate an agreement for an orderly transition of all or substantially all of the Gramercy Realty assets to the Gramercy Realty Lenders, a mutual release of claims among the Company and the Gramercy Realty Lenders and, subject to certain termination provisions, the Company’s continued management of the Gramercy Realty assets on behalf of the Gramercy Realty Lenders.  The terms of such an agreement have not yet been finalized, however, and there can be no assurance the Company and the Gramercy Realty Lenders will ever consummate such an agreement.

For a further discussion of the possible consequences following the maturity and non-repayment of the Gramercy Realty Loans, please refer to the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2010.

Company Profile

Gramercy Capital Corp. is a self-managed integrated commercial real estate finance and property investment company whose Gramercy Finance division focuses on the direct origination, acquisition and portfolio management of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, commercial mortgage-backed securities and other real estate securities, and whose Gramercy Realty division targets commercial properties leased primarily to financial institutions and affiliated users throughout the United States. The Company is headquartered in New York City, and has regional investment and portfolio management offices in Jenkintown, Pennsylvania, Charlotte, North Carolina and St. Louis, Missouri.

To review the Company’s latest news releases and other corporate documents, please visit the Company's website at www.gkk.com or contact Investor Relations at 212-297-1000.

Forward-looking Information

This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include, but are not limited to, the status and result of negotiations with lenders; and other factors that are beyond the Company's control, including those listed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  For further information, please refer to the Company's filings with the Securities and Exchange Commission.

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